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                                                                    EXHIBIT 99.1

[EXEGENICS LOGO]

                                            Contact:  WaLisa M. Davenport
                                                      EXEGENICS Inc.
                                                      (214) 358-2000

                                                      E. Blair Clark (Investors)
                                                      Burns McClellan
                                                      (212) 213-0006


                  EXEGENICS REPORTS FIRST QUARTER 2003 RESULTS
                    -- CASH BURN RATE DRAMATICALLY REDUCED --


Dallas, May 13, 2003 - EXEGENICS INC. (Nasdaq: EXEG) today announced results for its quarter ended March 31, 2003.

For the quarter ended March 31, 2003, net loss attributable to common shareholders was $1,018,000, or $0.07 per share, a reduction of almost half compared with net loss of $1,938,000, or $0.12 per share, for the same period in 2002. Excluding the effect of preferred stock dividends, net loss for the first quarter of 2003 was $987,000 compared with net loss of $1,769,000 in the first quarter of 2002. The lower net loss in the first quarter of 2003 was due primarily to a decrease in research and development expenses associated with terminated scientific programs. Revenue for the first quarter of 2003 was $13,000, compared to revenue for first quarter of 2002 of $333,000. The decline in revenue was attributable to residual billings from completed research and development agreements.

"The substantial reduction in first quarter expenses was the result of our strategic redirection away from investments in discovery research," said Dr. Ronald L. Goode, EXEGENICS' President and CEO. "The discontinuation of early-stage and very long term programs, together with a special program to further reduce operating costs, will help us to conserve cash as we search for drug development programs with less technical risk and reduced time to commercialization. While we believe that we have the financial resources to implement our strategy of acquisition and development, we will focus on efficiency as we acquire promising compounds and begin to move them through clinical development." As of March 31, 2003, EXEGENICS reported cash, cash equivalents and restricted cash of $15.5 million.



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ABOUT EXEGENICS INC.

EXEGENICS Inc. is an emerging pharmaceutical company dedicated to the acquisition, rapid development and commercialization of drug therapies for use by physician specialists. Rather than committing significant resources to discovery research, we seek to reduce the time, expense and technical risk associated with drug development and commercialization by identifying and acquiring late stage pre-clinical or early stage clinical compounds. For more information, please visit http://www.eXegenicsinc.com.

SAFE HARBOR

This release contains forward-looking statements relating to in-licensing and the subsequent development of EXEGENICS' products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend", "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect EXEGENICS' actual results include conditions in the capital markets in general and in the life science capital market specifically which may affect potential financing sources for the development of EXEGENICS' business, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products and the risks and uncertainties described in EXEGENICS' current and periodic reports filed with the Securities and Exchange Commission, including EXEGENICS' Annual Report on Form 10-K for the year ended December 31, 2002. In addition, we may not be successful in our efforts to acquire clinical candidates from outside sources. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. EXEGENICS undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.



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                              FINANCIAL HIGHLIGHTS
                        Summary Statement of Income Data

                                                             For the Three Months Ended
                                                            03/31/2003        03/31/2002
                                                                    (unaudited)
Revenues                                                   $     13,000      $    333,000
Research and development expenses                               122,000         1,241,000
General and administrative expenses                             805,000         1,061,000
Expenses related to strategic redirection                       148,000               -0-
Net loss                                                   $   (987,000)     $ (1,769,000)
Basic and diluted loss attributable to
  common stockholders  per share                           $      (0.07)     $      (0.12)
Weighted average number of
 shares outstanding- basic and diluted                       15,673,286        15,672,303

                           Summary Balance Sheet Data

                                                            03/31/2003        12/31/2002
                                                           (unaudited)
Total assets                                               $ 15,947,000      $ 17,515,000
Working capital                                              14,945,000        15,924,000
Shareholders' equity                                       $ 15,087,000      $ 16,074,000